EXHIBIT 10.2

Amendment No. 3

to

Healthcare Business Resources Inc. 2020 Equity Incentive Plan

The Healthcare Business Resources Inc. 2020 Equity Incentive Plan (the “Plan”) is hereby amended as follows (capitalized terms used herein and not defined herein shall have the respective meaning ascribed to such terms in the Plan):

1.	The title of the Plan shall be: GenFlat Holdings, Inc. 2020 Equity Incentive Plan.

2.	Section 4.1 of the Plan shall be deleted in its entirety and replaced with the following:

4.1 Subject to adjustment in accordance with Section 11, immediately after the effective time of the Company’s certificate of amendment effectuating the Company’s 1 for 100 reverse stock split of Common Stock, no more than 1,500,000 shares of Common Stock shall be available for the grant of Awards under the Plan (the "Total Share Reserve"). During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

3.	Section 4.3 of the Plan shall be deleted in its entirety and replaced with the following:

4.3 Subject to adjustment in accordance with Section 11, no more than the number of shares of Common Stock equal to the Total Reserve may be issued in the aggregate pursuant to the exercise of Incentive Stock Options (the "ISO Limit").

4.	All other provisions of the Plan remain in full force and effect, other than any provision that conflicts with the terms and spirit of this amendment.

Adopted by the Board of Directors on January 25, 2024.

Adopted by the Shareholders on January 25, 2024.